Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-266295) on Form S-8 of our report dated April 10, 2025, with respect to the consolidated balance sheet of TILT Holdings Inc. as of December 31, 2024, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity, and cash flows for the year then ended, and related notes, which report appears in the December 31, 2024 annual report on Form 10-K of TILT Holdings Inc.

/s/ Haynie & Company

Salt Lake City, Utah

April 10, 2025

Macias Gini & O’Connell LLP

60 South Market Street, Suite 1500

San Jose, CA 95113

www.mgocpa.com